Exhibit 99.1

Company Contact:	Mike Staffaroni / President & Chief Executive Officer
Mike Hessong / Chief Financial Officer
(214) 390-1831

Investor Relations:	Integrated Corporate Relations, Inc.
Joe Teklits / Brendon Frey
(203) 682-8200

HEELYS, INC. RECEIVES DEFICIENCY LETTER FROM NASDAQ

DALLAS (January 23, 2008) — Heelys, Inc. (NASDAQ: HLYS) today announced that the Company received a Nasdaq Staff deficiency letter on January 17, 2008 indicating that the Company no longer complies with the Nasdaq audit committee requirement as set forth in Marketplace Rule 4350, which requires a listed company to have an audit committee of at least three members.

As a result of James Kindley’s resignation from the Board of Directors on December 17, 2007, the Company’s audit committee presently has only two members.  NASDAQ has requested the Company provide, on or before June 16, 2008, documentation evidencing compliance with Marketplace Rule 4350.

Mike Staffaroni, President & Chief Executive Officer, stated “We have initiated a search for a new independent director and we intend to be fully compliant as soon as possible.”

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.  HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s intention to comply with the NASDAQ Marketplace Rules.  These forward-looking statements are based on information currently available to management as well as management’s assumptions and beliefs.   There can be no assurance that the Company will be able to achieve the results described or implied by such forward-looking statements.  The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, described in the Company’s Annual Report on Form 10-K and Form 10-Q for the fiscal quarter ended September 30, 2007.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.